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Explanatory Note
This filing consists of the transcript of a conference call held by Synthesis Energy Systems, Inc. (the “Company”) on September 22, 2011 at 8:30 AM Eastern time to review the Company’s financial results for its fiscal fourth quarter and fiscal year ended June 30, 2011 and provide an update on corporate developments. There was also a webcast of the call available through the Company’s website, http://www.synthesisenergy.com/. An archived version of the webcast will be available on the Company’s website through October 24, 2011. A telephone replay of the conference call will be available approximately one hour after the completion of the call through October 24, 2011. Domestic callers can access the replay by dialing (877) 344-7529. International callers should dial (412) 317-0088. The PIN access number for the live call and the replay is 10004176#.
Additional Information
In connection with the proposed transaction among the Company, Zhongjixuan Investment Management Company Ltd. and China Energy Industry Holding Group Co., Ltd., the Company intends to file a preliminary and definitive proxy statement with the SEC and to mail the definitive proxy statement to the Company’s stockholders. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information about the transaction will be set forth in the preliminary and definitive proxy statements to be filed by the Company with the SEC.
When available, you may obtain the preliminary and definitive proxy statements for free by visiting EDGAR on the SEC web site at www.sec.gov. Stockholders and investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.
Synthesis Energy Systems, Inc. (SYMX) Q4 2011 Earnings Call September 22, 2011 8:30 AM ET
Operator
Good morning and welcome to the Synthesis Energy Systems, Inc. Fourth Quarter and Full-Year 2011 Financial Results conference call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on your touchtone phones. To withdraw your question, please press star then two. Please also note this event is being recorded.
I would now like to turn the conference over to Matt Haines. Please go ahead.
Matt Haines
Thank you. Good morning and thank you for joining Synthesis Energy Systems’ Earnings conference call. My name is Matt Haines. I’m Managing Director at MBS Value Partners, SES’ investor relations firm. Today management will discuss financial results for the fiscal 2011 fourth quarter and fiscal year ended June 30, 2011, and will provide an update on corporate development. Following management’s prepared remarks, we will open the line for questions.
Before we begin, I would like to remind you that during this call, management will be making forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. There can be no assurances that the assumptions upon which these statements are based will prove to have been correct. Please refer to the Company’s annual report on Form 10-K for the year ended June 30, 2011 to be filed before the end of September for a further discussion on risk factors. A copy of the filings will also be available on the Securities and Exchange Commission’s website at www.sec.gov, or on the Company’s website at www.synthesisenergy.com.

And now, I’d like to turn the call over to Robert Rigdon, President and CEO.
Robert Rigdon
Okay, thank you, Matt. Welcome everybody to our conference call today. I’m speaking to you from our office in Shanghai, and with me on the call today from our office in Houston is Kevin Kelly, our Chief Accounting Officer.
First, I would like to start by commenting on the enthusiasm that I and the SES team have for the Company’s outlook along with the increasing partner, customer and investor interest we’ve experienced over the past year. I believe this is caused in large part by the successes we have achieved in implementing our strategy, forming value-creating partnerships, and operating our syn-gas project in China; and we have done this during a year filled with economic uncertainties where energy prices remained volatile. Yet, we continued to find ourselves well positioned with our technology capability, our strategy, and our increasing momentum to become a major player in the conversion of low quality, low cost coals into high-value products.
We achieved key business and technology milestones over the past fiscal year that we believe will lead to acceleration of our growth in emerging markets, including China and India. In a moment, I’ll provide a more detailed update on our progress; and at this time, though, I’ll turn the call over to Kevin to review our financial results with you. Kevin?
Kevin Kelly
Thank you, Robert. For the fourth quarter of fiscal 2011, total revenues were 2.5 million, which is an increase of 42% compared to the fourth fiscal quarter of 2010. Revenues for the fourth quarter included 2.3 million of product sales from the ZZ Joint Venture Plant, which increased due to higher syn-gas production volume. However, during the fourth quarter of fiscal 2011, Hai Hua refused to make its monthly capacity fee payments to the ZZ Joint Venture since April. The unpaid amount for the fourth quarter totaled approximately $619,000. We are working with Hai Hua to resolve payment of the capacity fees. The Company did not recognize these capacity fee revenues during the fourth quarter but will recognize the revenues in the period when collection of the capacity fees due from Hai Hua is reasonably assured.
Technology licensing and related services revenue of 231,000 was generated during the fourth quarter primarily from coat testing services. Cost of sales and plant operating expenses were 2.9 million for the fourth quarter versus 1.5 million for the fourth quarter of 2010 due primarily to the increased syn-gas production levels at the ZZ Joint Venture plant. G&A expenses were 3.0 million for the fourth quarter of fiscal 2011 versus 2.9 million for the fourth quarter of 2010.
Our operating loss for the fourth quarter was 4.7 million compared to 3.8 million for the fourth quarter of fiscal 2010. Excluding non-cash items comprised of stock-based compensation expense and depreciation, our operating loss for the fourth quarter of 2011 was 3.4 million compared to 2.7 million for the fourth quarter of 2010. The operating loss increase was primarily attributable to a decrease in the ZZ Joint Venture capacity fee revenue and to a lesser degree an increase in stock-based compensation expense.
Regarding year results, total revenues for fiscal 2011 increased 9.2% to $10.2 million compared to $9.3 million for fiscal 2010. Fiscal 2011 revenues included 8.9 million of product sales at our ZZ Joint Venture plant and 1.2 million of licensing and related services revenue. Product sales for the ZZ plant increased 1.1 million to $8.9 million for the year ended June 30, 2011 compared to 7.8 million for the year ended June 30, 2010, which is a 14% increase. The increase in revenue was due primarily to higher levels of syn-gas production during fiscal 2011 as compared to fiscal 2010. The plant’s availability for production increased to 97% for fiscal 2011 from 94% in 2010. Technology licensing and related services revenues for fiscal 2011 increased by 71% to $1.2 million, an increase of 0.5 million compared to fiscal 2010. The increase was due primarily to the recognition of previously deferred licensing revenues received under a now cancelled license agreement entered into in April 2010.

Cost of sales and plant operating expenses for fiscal 2011 were 9.1 million compared to 8.6 million for fiscal 2010. The increase was due primarily to the increase in the ZZ Joint Venture plant syn-gas production. Cost of sales per unit of syn-gas produced was reduced by approximately 10% during fiscal 2011 compared to fiscal 2010. G&A expenses for fiscal 2011 were 12.7 million compared to 12.3 million for fiscal 2010. The increase was primarily due to increased business development and strategic partnering activities offset in part by further reductions in corporate personnel expenses. Project and technical development expenses decreased by 88% to $227,000 for fiscal 2011 compared to 1.9 million for fiscal 2010 as we reduced third-party project and technical development activities during fiscal 2011.
Our operating loss for fiscal 2011, including non-cash charges, fell to 15.7 million compared to an operating loss of 25 million in 2010. Excluding non-cash items comprised of asset impairment losses, stock-based compensation expense and depreciation, our operating loss for fiscal 2011 was 11.9 million compared to 13.5 million for fiscal 2010, or an improvement of 12%. The improvement in the operating results was driven by decreased project and technical development costs and improved margin at the ZZ plant despite the capacity fee revenue issue previously discussed, and the increase in licensing and related services revenues.
As previously announced, we sold $5 million of stock to Zuari Industries during the fourth quarter of fiscal 2011. As of June 30, 2011, we had cash and cash equivalents of 32.2 million and working capital of 28.6 million.
And now, I’ll turn the call back over to Robert.
Robert Rigdon
Okay, thanks Kevin. As I mentioned earlier, we made good progress over the past fiscal year. I believe we are well positioned to build on our accomplishments, which we expect to result in more projects in China, India and other areas, and to continue to increase our revenues and accelerate our trend toward profitability. I’d like to take a moment to talk more about how the Company is positioned today.
As you know, our Company has always had a heavy focus on leveraging the growth that has been quartered the China experience these past few years. Some interesting data points to consider are that when we began developing our first project in China around the 2005 — 2006 timeframe, the average price for thermacoals and other coals used for traditional gasification processes was between $50 and $70 per metric ton. Today in China, these same coals sell for $120 to $175 per metric ton. China has been and we believe that it will remain hungry for energy as the country continues to develop. We expect that increased demand will only drive coal prices higher.
At SES, we have demonstrated that we have the superior technology platform for cleanly gasifying these low-quality coals that can cost much less, about $15 to $20 per metric ton. Our technology allows us to unlock value from low-quality, low-cost coals which would otherwise not be extensively mined, and this not just the case in China. As we look in other countries in Asia with fast-developing economies, we find similar dynamics for coal that are driving a strong focus on lower-quality coals that can be used to make many of the energy and chemical products very competitively.

So we have solidified our focus and strategy such that we believe we can participate in future growth. First, we have grown our intellectual base of capabilities and know-how with the addition of experienced industry executives, and positioned ourselves to provide our technology and proprietary equipment to other companies that also desire to build low-cost coal energy or chemical projects. Second, we’ve been forming value-creating partnerships that will provide us more opportunities for equity participation in projects using our technology. Third, we formed SES Resource Solutions to vertically integrate low-cost, low-quality coal resources into our business in order to provide long-term low-cost coals for our projects and to create additional value from these coal resources through accelerating and enabling more projects utilizing U-GAS. Our technology combined with our business model has SES uniquely positioned in the segment of coal gasification such that we may participate in the complete value chain gasification provides, from low-cost, low-quality coals to high-value end products.
Now I’d like to highlight some key accomplishments for fiscal 2011, and then I’ll discuss our opportunities, our goals and challenges for the current fiscal year 2012. To begin with, we executed a definitive agreement with ZJX China Energy for the strategic collaboration investment into SES of 83.8 million for 37.3 million shares of the Company. We advanced our work with Zuari Industries in India towards developing our business platform there, which includes the $5 million strategic investment Zuari made into SES this past June. In late spring, we formed the SES Resources joint venture company in partnership with Midas Resources, whose principal owners are former leaders from BHP Billiton Coal and JP Morgan with deep resource and mining industry experience.
In addition to these, we also demonstrated outstanding annual syn-gas availability of 97% at our Zao Zhuang plant. Also at Zao Zhuang, we developed and implemented a new technology innovation to our gasifiers called FMS, or Fines Management System, which improved our efficiency for converting coal to syn-gas to an industry-leading 98% conversion of carbon. We have showcased our ability to gasify low-quality coals with an ambitious program whereby together with Ambre Energy, we shipped in low-cost, low-quality coal from Australia and successfully demonstrated efficient operation of our gasification unit at Zao Zhuang on this coal. Ambre has subsequently entered into an agreement with us to provide an engineered technical study, which is an important step in the commercial development of their project and towards the ultimate license for our technology. Ambre’s planned project is a large advanced clean coal to gasoline facility in Australia. We also successfully demonstrated efficient operation of our gasifiers at Zao Zhuang on low-quality coal supplied by Yankuang Yishan Chemical Industry Company which is in need of our technology to help it lower the cost of producing ammonia in China.
In addition to these things, we continue to strengthen our senior management team with the appointment of Dr. John Winter of Senior VP of Engineering and Project Operations, who with a background primarily from Texaco and GE gasification has over 30 years of petrochemicals design and operating experience, and over 15 years of experience in gasification technology research, engineering and plant operations. And then in addition to John, Bill Preston joined our team earlier this year as Senior Vice President of Global Business Development and Licensing. Bill brings experience from the coal gasification industry where 30 years ago he started at the joint Texaco — Department of Energy Cool Water IGCC project in California, and over the ensuing 23 years with Texaco, Bill gained a deep experience in gasification technology and business development. Ultimately, Bill became president of Texaco’s gasification business prior to its acquisition by GE. Our ability to attract industry-leading top talent such as John and Bill, as well as the many other professionals who have joined our team over the past 24 months, speaks very well to their confidence in our technology and business model.
Now I want to move on and briefly recap the strategic collaboration with ZJX China Energy and provide an update on our progress. Our agreement with ZJX China Energy is based upon China Energy making an equity investment into SES and working jointly with us to develop multiple new opportunities to extend the commercialization of our U-GAS coal gasification technology in China. Last month, we agreed to an extension of the closing period for the transaction in order to allow ZJX additional time to include the Yima Coal Industry Group as their partner in China Energy and to complete the investment in SES. We believe the combination of Yima, ZJX and China Energy will strengthen our ability to achieve our business objectives in China.

Yima is a Chinese state-owned enterprise with 2010 operating revenue of approximately 3 billion U.S. They are a well-established company in China’s coal business who also have existing operating coal-to-chemicals projects as well as plans to build new projects in the near future. We see Yima as a particularly strong strategic and financial partner due to its access to capital and its plans for aggressively growing its coal and coal-to-gas and chemicals businesses. Yima is well capitalized and has recently taken part of its coal business public on the Shanghai stock exchange, and this extension provides ZJX, Yima and SES sufficient time to complete the necessary steps to close the transaction, including required Chinese government approvals. As a reminder, additional information concerning this is available in an 8-K and in a preliminary proxy statement filed with the SEC and available through our website as well.
Another key accomplishment that I would like to expand on a bit more is the work we are doing together with Zuari Industries in India, who is one of India’s leading industrial companies in the fertilizer sector. India is among the world’s fastest growing economies, and the country’s need for products such as fertilizers for its agricultural industry, syn-gas for its steel industry, and other clean energy projects such as synthetic natural gas for residential and industrial uses, is rapidly increasing. We’re working to secure opportunities where U-GAS technology can be integrated into industrial projects in India which may also include the potential for application of U-GAS in Zuari’s own industrial plants. We have also been working together to incorporate the use of Zuari’s wholly-owned engineering company, Simon India, for technical services related to the potential SES projects in India.
Now in connection with this ongoing work, Zuari completed a $5 million strategic investment into SES for approximately 2.2 million shares of SES common stock. We’re continuing to develop the opportunity in India together with Zuari, and we remain hopeful that we can establish a value-creating business platform there to realize the potential of our technology in that region.
Now, a key component of our business strategy is the integration of low-cost, low-quality coals into our projects such that we can participate in the complete value chain afforded by our gasification technology from low-cost coal all the way to high-value end products that we can make from these coals. To grow this aspect of our strategy, we formed SES Resource Solutions, a 50/50 joint venture partnership with Midas Resources led by Mike Oppenheimer, the former president of BHP Billiton Coal. This joint venture provides us with an expanded business development platform where we can complete the value chain that gasification provides and increase as well as accelerate the value created for SES from its U-GAS technology through the integration of these coals into our projects.
Also, our technology is getting more attention and on a global basis. We have seen a significant increase in the number of enquiries and requests for data and proposals related to our U-GAS technology, and more coal tests are being conducted on behalf of companies who are advancing plans to develop new, large-scale projects or retrofit existing facilities utilizing clean energy technologies. We anticipate that the next couple of years will be even more exciting as our technology is more widely adopted.
Next, I’d like to give you a quick update on our ZZ and Yima joint ventures. Revenues from our Zao Zhuang plant increased 1.1 million, from 7.8 in the prior fiscal year to 8.9 million in fiscal 2011, while operating expenses only increased 0.7 million due to rigorous attention to cost controls. This is a significant improvement in margins despite higher coal and power prices and labor costs. Plant availability reached 97% on the year and we have achieved continuous runs on a single gas fire of over 90 days, matching and exceeding the performance of much more mature solids gasification technologies. We’re continuing to implement measures to improve the financial performance of our Zao Zhuang joint venture plant with our goal set to achieving a cash positive operation by the end of 2012.
We are also working through the payment challenge, as Kevin noted earlier. In addition, we are separately working to finalize syn-gas sales terms for Zaozhuang Mining Group, one of the largest coal mining groups in Shandong Province, which plans to build a 5,000 ton-per-year syn-gas to glycol pilot facility adjacent to our plant that would start up in the first half of next year. Together with Zaozhuang Mining Group, we are also exploring options for the investment in our Phase 2 expansion project to produce glycol from our existing Zao Zhuang facility, which upon completion we believe could provide long-term attractive financial contribution from the joint venture.

Moving on to Yima, our Yima project construction has significantly advanced and syn-gas production continues to be expected in the summer of 2012. All major civil works and buildings have been completed, all long-lead items have been ordered and are in fabrication. We completed a major operator training program for the project’s new operators at our Zao Zhuang plant and we have completed important engineering design, operability and safety reviews for the gasification portion of the Yima project. Yima is committed to providing the major utilities and utility connections, and initial syn-gas sales will be to a fuel gas user while construction of the unit, which will convert the syn-gas to the glycol, is being completed. Discussions are underway to restructure the SES investment in the joint venture due to our joint venture partner’s decision to switch the production from ethanol to glycol. Please visit our website to see the latest construction progress photos of our Yima project.
So for fiscal 2012, we remain focused on the business strategies I’ve described. This means we’ll be working to deliver key milestones for the Company that will include the improved financial performance of our China operations, namely the Zao Zhuang Joint Venture project, closing of the strategic collaboration investment with ZJX Yima through China Energy, defining our business platform in India with identification of our first Indian project, achievement of initial third-party funding for growing our SES Resources business, developing meaningful value-creating partnerships for technology and projects, and continued growth in our technology licensing work through securing license agreements.
I believe we have made good progress in fiscal 2011 and I look forward to keeping you apprised of our accomplishments to come. This concludes our management update, and I’d like to give our callers a chance to ask questions. So Operator, if you could open the lines, please?
Question and Answer Session
Operator
Absolutely. We will now begin the question and answer session. To ask a question, you may press star then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star then two. At this time, we will pause momentarily to assemble our roster.
As a reminder, if you’d like to ask a question, please press star then one on your touchtone telephone. If you are using a speakerphone, we ask that you please pick up your handset before pressing the keys; and to withdraw your question, please press star then two. Once again, we will pause momentarily.
Our first question comes from Robert Smith of the Center for Performance Investing. Please go ahead.
Robert Smith — Center for Performance Investing
Yes, good morning. Could you give us the basis of the refusal to pay on the capacity question?
Robert Rigdon
Sure, Bob, and good morning to you. What’s really happening here with this refusal — and we’ve been through situations like this before at this facility — is Hai Hua’s operation of their methanol facility has been—they’ve not kept that unit running as we’ve reported throughout the various quarters last year very well, with about 65% on-stream time. And they are pushing to look for ways to restructure the contract, and this is sort of their way to get us working together with them in finding an alternative, which is what we’ve been doing. In fact, we’ve spent quite a bit of work over the last few weeks looking at engineered alternatives here where we can do some further improvement to the integration of our unit with their methanol unit and streamline the operations and keep their methanol unit up and running more. We feel confident that we’re going to be able to work through this with Hai Hua. We have a history of working through any kind of these kinds of issues in the past, and an example of that is when we did the restructured agreement with oxygen sales with Hai Hua in 2009, which turned out to be quite successful. So I’m very hopeful that—I think we’ll get through this, Bob, and I’m hopeful that it will actually be an improvement overall to the operations of the plant. Each time these kinds of things have come up in the past, we’ve been able to solve them in that manner.

Robert Smith — Center for Performance Investing
And how much time has it taken to solve the prior problem?
Robert Rigdon
I’m sorry; there was a noise here. I didn’t hear the rest of your question?
Robert Smith — Center for Performance Investing
How much time was required to solve the prior problems?
Robert Rigdon
Oh. You know, I think the one that’s most analogous to this, when we had the oxygen sharing agreement that we did, took us probably about three months to do that — three to four months, as I recall.
Robert Smith — Center for Performance Investing
And when did they refuse to pay on this occasion?
Robert Rigdon
As Kevin reported, they didn’t make their May and June payments. Now, we’re in active discussions with them, Bob, and they might make those payments any day now; but we did not record those because we want to reasonably assured that those come through.
Robert Smith — Center for Performance Investing
Yeah, okay. So the timeline is about where we are now, or shortly—in the near future?
Robert Rigdon
Yes, and in fact we’re actively engaged with them. I want to be clear on that point — we’re actively working with them. In fact, we have been for the last few weeks, but it’s picked up a lot of activity actually here in the last couple of weeks.
Robert Smith — Center for Performance Investing
Okay. And a second question focuses on the proxy statement, the preliminary proxy statement and the definitive one. So the agreement was extended through the end of the year. Where do you see the proxy statement coming? I mean, within this time frame from this point forward to the end of the year.
Robert Rigdon
Well, it will come out in that period of time, obviously; and what we’re doing right now is there’s a series of steps — and in fact, I was just meeting with the ZJX people earlier this week. I’m actually in China at the moment. Everything is moving forward as we expect and is on track, so I don’t have a definitive date right now for when the proxy comes out because I want to make sure that we have a clear understanding of all of the requirements here between ZJX and Yima before we actually do that.
Robert Smith — Center for Performance Investing
And the association with Mike Oppenheimer, where is that at the present moment? I mean, what’s actually going on?

Robert Rigdon
Okay, very good question there. Yeah, SES Resource Solutions — you know, we signed a joint venture agreement in June of this year, so for the last two months we have kicked off and have been out aggressively, actually, working to line up access to some very attractive low-cost coal resources that we could use in projects primarily in Asia, not just in Asia but primarily in Asia. There’s quite a bit of some more definitive things that we’re doing in the background that I’m not really able to get into right now on the call because we need to firm some of these things up; but for the kicking this thing off in June, as we did, to where we are now, in fact I just met with that team prior to arriving in China and that is moving quite fast. There is—when we have—we sort of piloted this concept, Bob, before we set this joint venture up. Obviously, you know, we would do that. There was clearly a lot of interest in this concept of integrating the value chain for gasification projects because it’s really not been done anywhere in the world that I’m aware of. And now that we’ve got the team working on this, we’re seeing a lot of interest; so I’m very hopeful that that’s going to be an important part of our business. Bu it’s very new right now and we’re just getting going.
Robert Smith — Center for Performance Investing
Well thanks for the additional color, and good luck going forward.
Robert Rigdon
Okay, thank you.
Operator
Once more, if you have a question, please press star then one on your touchtone telephone. Our next question comes from Joe Nizer of Caldwell Group. Please go ahead.
Joe Nizer — Caldwell Group
Close enough — Nizer, but that’s fine. Morning, guys. Good call today. Thanks for the info. I just had a question about the China — sorry?
Robert Rigdon
Sorry. Sometimes we’re getting a little bit of a connection problem here in China. Could you just start your question again?
Joe Nizer — Caldwell Group
Sure, no problem. I just had a question about the China investment. If things go well and they pick up the additional shares, that’s going to give—if I remember correctly, it’s going to give them a controlling interest in the Company. Is that correct?
Robert Rigdon
Not initially, Joe, but—so let me give you a little more background on that. What it does, it give them about 43% of the Company for roughly $84 million, and that’s the 37 million shares that I just mentioned. And then, what really happens here is the agreement is set up for some important milestones to be achieved before control of the Company would actually be an option for ZJX. And if those milestones, which I’ll explain what they are here in just a minute — if those milestones are achieved, then we would issue additional shares to ZJX which would give them a 60% position in the Company.
Now, those two milestones are related to growing the business in China aggressively, and in fact I welcome you to go onto the website and you can actually look at the agreement. It’s pretty clearly laid out in there that it is to develop a very large — on the order of RMB 20 billion — business platform in either the chemical sector such as ammonia, the fuel sector such as diesel or gasoline, or the gas sector which is actually a big focus of ours for synthetic natural gas or power; and with large significant players such as some of the big state-owned companies in China. And once that type of business platform has been established and the SES share price has reached $8, then we will consider that milestone achieved, and that’s how it’s structured in the agreement. So it very much aligns the interests of us, ZJX China Energy and Yima to really get out there aggressively and grow this business in China.

Joe Nizer — Caldwell Group
No, I love the idea and the concept. What concerns me is that first of all, I checked the agreement quickly and didn’t notice whether—and I didn’t see anything in there that states that they won’t basically take over operations of the Company, change the Board — I mean, they are literally buying the company sort of not so much in a back-door way, but enough of a—it’s enough of a situation where they’re basically running the company, or can run the company. So are there any guarantees that the current management will stay in place? Can you speak to that?
Robert Rigdon
Yes. The expectation is for the current management to stay in place. That’s absolutely the case. We have clear requirements on governance in the agreement regarding what’s going to happen with the Board, which you can go into a lot of the details here but the simple bit of that is that they’ll have just their share of—the Board will go from—they’ll have four directors and the Board will go from 7 to 11 total directors. It will be representative of their ownership on the Board along with other requirements that are actually in the agreement. So yeah, there’s not going to be—there is not any pathway that I’m aware of here at all, Joe, for them to have any early control of the company at all whatsoever.
Joe Nizer — Caldwell Group
Okay. Well, I guess—hopefully love to see the share price increase to $8. It’s kind of—it’s kind of been sticking around the $1, $2 mark, but I think you guys are headed in the right direction.
Robert Rigdon
Yeah, thanks for the comments. Appreciate that.
Joe Nizer — Caldwell Group
Thank you.
Operator
Our next question comes from Mike Zhang — pardon the pronunciation — a private investor. Please go ahead.
Mike Zhang
Hello, good morning. I have some question about your project in Yima coal chemical industry or park. Do you still hold 25% of the stake?
Robert Rigdon
Yes, we do. We hold 25% stake in that project.
Mike Zhang
Okay. When is that project going to finish — complete?

Robert Rigdon
Okay. The project, and I have—as I’ve outlined, I guess, on the last couple of calls, Yima several, probably, months ago now, has wanted to move the project from methanol to glycol production, and so we have shifted the project construction arrangements such that we will start the project up producing syn-gas in the summer of next year, summer of 2012. And that is—in fact, that schedule has been the schedule we’ve been reporting to for over a year now and has been consistent, and we’re on track to meet that. And then that syn-gas will be sold locally, and then the glycol production unit will come on behind that.
Mike Zhang
Okay, will that be first half or second half next year?
Robert Rigdon
For the syn-gas production, it will be about the middle of the year; and then the glycol production, the schedule on that is not definitely worked out, so I don’t have a scheduled set date. But I expect that to be somewhere probably between 12 and 18 months. But we are still working that part of it with Yima.
Mike Zhang
Oh, okay. Thank you very much. Good luck.
Robert Rigdon
Okay, thank you.
Operator
Once more, if you’d like to ask a question, please press star then one. We will pause momentarily to assemble our roster.
This concludes our question and answer session. I’d like to turn the conference back over to Robert Rigdon for any closing remarks.
Robert Rigdon
Okay, thanks Operator. Look everybody — thank you for your questions and your comments. We appreciate your continued interest and support in the Company, and if you have any additional questions or comments, or would like to talk with us, just please contact us. At this time, Operator, you can close the call.
Operator
Thank you, sir. The conference has now concluded and we thank you for attending today’s presentation. You may now disconnect your lines.